Exhibit 99.01

999 Waterside Drive, Suite 800 Norfolk, VA 23510 757-222-9500 (Phone) 757-222-9502 (Fax)

NEWS RELEASE

From: Lori Ann Peters, Director - Shared Services	July 14, 2005
(757) 222-9602	For Immediate Release

Royster-Clark Files Final Prospectus for Initial Public Offering in Canada

New York, NY, July 14, 2005 — Royster-Clark, Inc. (“RCI”) together with its parent Royster-Clark Group, Inc. (“RCG”) announced today that a final prospectus was filed with the securities regulatory authorities in each of the provinces and territories of Canada in respect of an initial public offering, in Canada, of 32,500,000 Income Deposit Securities (“IDSs”) at a price of C$10.00 per IDS for gross proceeds of C$325.0 million. In addition, the underwriters of the offering have been granted an option to purchase up to an additional 1,681,550 IDSs at the same price to cover over-allotments, if any, and for market stabilization purposes. If the over-allotment option is exercised in full, gross proceeds of the offering will be C$341.8 million.

The IDSs will be issued by two RCI affiliates, Royster-Clark Ltd., a newly formed Ontario company, and Royster-Clark ULC, a newly formed Nova Scotia unlimited liability corporation. The IDSs will consist of common shares of Royster-Clark Ltd. and subordinated notes of Royster-Clark ULC.

Closing of the offering is scheduled to occur on July 22, 2005. On closing, Royster-Clark Ltd. will hold all of the issued and outstanding Class A common shares of Royster-Clark Holdings, Inc. (“RC Holdings”, the successor company to RCG as a result of a merger to occur in connection with closing), and Royster-Clark ULC will hold all of the issued and outstanding preferred shares of RC Holdings, which together will represent an approximate 91.1% interest in RC Holdings (an approximate 95.8% interest if the over-allotment option is exercised in full). RC Holdings will hold all of the issued and outstanding common shares of RCI. Existing investors in RCG will hold all of the Class B and Class C common shares of RC Holdings.

The IDSs and the securities comprising the IDSs have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This news release contains forward-looking statements with respect to the timing and completion of the offering of the IDSs that are subject to risks and uncertainties. These statements are based on current expectations; actual results may differ materially. Among the factors that could cause actual results to differ materially are: general business, market and economic conditions; weather conditions; constraints in the availability of products and materials required to conduct the business; transportation constraints; market acceptance of the RCI’s products, including the failure of products to generate anticipated sales levels; and difficulties or delays in receiving required governmental or regulatory approvals.

For more information, contact Paul Murphy, Chief Financial Officer, 757.222.9513.

Royster-Clark, Press Release – July 14, 2005	Page 1 of 1